Exhibit 10(a)

AMENDED AND RESTATED

WD-40 COMPANY

SUPPLEMENTAL RETIREMENT BENEFIT PLAN

This Amended and Restated WD-40 Company Supplemental Retirement Benefit Plan (the “Plan”) is a complete restatement of the WD-40 Company Supplemental Retirement Benefit Plan between WD-40 COMPANY, a Delaware corporation (hereinafter called “Company”) and              (hereinafter called “Employee”) dated                     , as previously amended. Employee and the Company hereby agree as follows:

1. Employee is considered a “key employee” as that term is defined in Section 416(i) of the Internal Revenue Code of 1986, as amended (“IRC”). Employee is presently employed by the Company and it is contemplated that Employee will retire on or about                     . Company or Employee may, however, terminate Employee’s employment at any time and nothing herein shall be construed as a contract for continued employment for any specified period of time.

2. Upon the retirement of Employee on or after                     , Company shall pay to Employee a supplemental retirement benefit in quarterly payments for a period of fifteen (15) years measured from the first day of the next month of January, April, July or October following the effective date of Employee’s separation from service with the Company (the “Retirement Date”). Quarterly payments shall be made in an amount equal to one-sixteenth (1/16) of Employee’s base salary as of the Retirement Date as such amount shall last have been determined by the Company’s Board of Directors. It is intended that this Plan comply with the requirements of IRC Section 409A and the regulations promulgated thereunder. Therefore, no payment shall be made to Employee earlier than the six month anniversary of the Retirement Date or otherwise earlier than may be permitted under such statute and the regulations promulgated thereunder unless earlier payment is so permitted under the statute and regulations as they may be hereafter amended. If deferred, the first two quarterly payments shall be made on the day of the six month anniversary of the Retirement Date. The remaining quarterly payment amounts shall be made on the first day of the following months of January, April, July or October until the supplemental retirement benefit is paid in full. All of such payments shall be subject to any required withholding for federal or state income or payroll taxes.

3. Upon the death of Employee prior to receiving all of the aforesaid payments, such payments shall continue to be paid to                     , or to such other person or persons as the Employee shall hereafter designate in writing to Company. If no designated beneficiary survives to receive all such remaining payments, such payments shall be made to the Employee’s estate.

4. If the Company shall elect to purchase a life insurance contract to provide Company with funds to make payment hereunder, Company shall at all times be the sole and complete owner and beneficiary of any such contract and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder; neither Employee nor beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such life insurance contract.

5. The designated beneficiary or any other person or persons having any claim or right to payment hereunder shall rely solely on the unsecured promise of the Company set forth herein and nothing in this agreement shall be construed to give the Employee, beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company. The designated beneficiary or other person or persons shall have the right to enforce a claim for payments due against the Company in the same manner as an unsecured creditor.

6. This Plan may be amended at any time upon the written agreement of the parties.

7. Neither Employee nor any designated beneficiary nor any other person entitled to payment hereunder shall have the right to transfer, assign, pledge or otherwise encumber any such payment hereunder nor shall any such payment be subject to seizure for the payment of any debt or judgment, or be transferable by operation of law in the event of bankruptcy or insolvency.

8. In the event of any attempted transfer, assignment or other encumbrance or levy, the Company shall have no further liability hereunder.

9. In the event of the death of Employee prior to retirement or separation of service with the Company, no supplemental retirement benefit hereunder shall be payable.

IN WITNESS WHEREOF, the undersigned have executed this agreement this          day of                     , 20    .

Company:	WD-40 COMPANY

By
Garry O. Ridge, President

Attest:

Maria Mitchell, Secretary

Employee:

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